Ventana Medical Systems, Inc.
                                  Exhibit 11.1
         Statement of Computation of Weighted Average Shares Outstanding
                      (in thousands except per share data)

                                                                  Twelve Months Ended
                                                                       Dec. 31,
                                                                       --------
                                                                   1997        1996
                                                                 --------    --------
                                                                       (Audited)
 Numerator:
 Net income (loss)                                               $   (372)   $(11,281)
                                                                 --------    --------
 Denominator:
 Weighted average common shares outstanding                        12,778       51907
 Assumed conversion of preferred                                                3,319
 Assumed exercise of Series D warrants                                             17
 SAB Cheap Stock                                                     --          --
                                                                 --------    --------
    Denominator for basic and diluted earning per share            12,778       9,243
                                                                 ========    ========
Loss per share, as adjusted, basic and diluted                   $  (0.03)   $  (1.22)
                                                                 ========    ========



                                                                  Three Months Ended
                                                                       Dec. 31,
                                                                       --------
                                                                   1997        1996
                                                                 --------    --------
                                                                       (Audited)
 Numerator:
 Net income (loss)                                               $    684    $    253
                                                                 --------    --------
Denominator:
Weighted average common shares outstanding                         13,227      10,931
Assumed conversion of preferred                                      --          --
Assumed exercise of Series D warrants                                --          --
SAB Cheap Stock                                                      --          --
                                                                 --------    --------
     Denominator for basic earning per share                       13,227      10,931
 Effect of dilutive stock options and warrants                        949         986
                                                                 --------    --------
      Denominator for diluted earning per share - adjusted
       weighted-average shares and assumed conversions             14,176      11,917
                                                                 ========    ========
Net income per share, as adjusted, basic                         $   0.05    $   0.02
                                                                 ========    ========
Net income per share, as adjusted, diluted                       $   0.05    $   0.02
                                                                 ========    ========